Calculation of Filing Fee Tables
F-10
Strathcona Resources Ltd.
Table 1: Newly Registered Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Shares, without par value	Other	42,051,060		$ 697,567,329.40	0.0001531	$ 106,797.56
Fees Previously Paid	2	Equity	Common shares, without par value	Other	144,842,540		$ 2,615,121,730.60		$ 400,375.14
			Total Offering Amounts:				$ 3,312,689,060.00		$ 507,172.70
			Total Fees Previously Paid:						$ 400,375.14
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 106,797.56
Offering Note
[1]	Represents the maximum number of common shares, without par value, of Strathcona Resources Ltd. ("Strathcona") estimated to be issuable upon consummation of the offer (the "Offer") for all of the issued and outstanding common shares (the "Common Shares") of MEG Energy Corp. ("MEG"), based on 233,617,000 Common Shares (which is the sum of (a) 220,843,240 Common Shares, the estimated number of issued and outstanding Common Shares (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Strathcona and its affiliates, and (b) an estimate (solely for purposes of calculating the number of securities to be registered) of a further 12,773,760 Common Shares that may be issued by MEG prior to the expiry date for the Offer), multiplied by 0.80, which represents the number of common shares of Strathcona to be exchanged for each Common Share pursuant to the Offer. If, as a result of stock splits, stock dividends, or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement. Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) US$14.18 (converted from C$19.58 at an exchange rate of C$1.3813 = US$1.00, which was the daily exchange rate as reported by the Bank of Canada on May 5, 2025), which is the average of high and low sale prices of the Common Shares on the Toronto Stock Exchange on May 5, 2025, and (ii) 233,617,000, which is the estimated number of issued and outstanding Common Shares as of May 5, 2025 (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Strathcona and its affiliates.

[2]	See Offering Note 1 above.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A